UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AURINIA PHARMACEUTICALS INC.

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Glass Lewis Recommends That Aurinia Shareholders Vote “FOR” All Proposals at 2025 Annual General Meeting ROCKVILLE, Maryland and EDMONTON, Alberta – April 30, 2025 – Aurinia Pharmaceuticals Inc. (“Aurinia” or the “Company”) (NASDAQ: AUPH) today announced that leading independent proxy advisor Glass, Lewis & Co. LLC (“Glass Lewis”) has recommended that Aurinia shareholders vote FOR all proposals put forth by the Board of Directors (the “Board”) at the Company’s 2025 Annual General Meeting (the “Meeting”) on Thursday, May 15, 2025, at 12:00 p.m., Eastern Time. Glass Lewis supports all of the proposals in the Company’s proxy statement and management information circular (the “Proxy Statement/Circular”), including approving the six director nominees, the proposed auditor, the non-binding advisory vote on the Company’s approach to executive compensation, and an amendment to the Company’s Equity Incentive Plan. Shareholders of record at the close of business on April 12, 2025, are entitled to notice of, and to vote on the proposals described in the Proxy Statement/Circular. All votes must be received no later than 12:00 PM EST on May 13, 2025, to be counted for the Meeting. The proposals and details on how to vote are more fully described in the Proxy Statement/Circular, which can be found on the Company's profiles on EDGAR at www.sec.gov and SEDAR+ at www.sedarplus.ca. About Aurinia Aurinia is a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy for the treatment of adult patients with active lupus nephritis. Aurinia is also developing AUR200, a dual inhibitor of B cell activating factor (BAFF) and a proliferation inducing ligand (APRIL) for the potential treatment of autoimmune diseases. Media and Investor Inquiries Andrea Christopher Corporate Communications and Investor Relations Aurinia Pharmaceuticals Inc. achristopher@auriniapharma.com General Investor Inquiries ir@auriniapharma.com